EXHIBIT 5.2

[DaVita Letterhead]

July 1, 2005

DaVita Inc.

601 Hawaii Street

El Segundo, California 90245

Re:	$500,000,000 6-5/8% Senior Notes due 2013 and
$850,000,000 7-1/4% Senior Subordinated Notes due 2015

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of DaVita Inc., a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company and the subsidiaries of the Company listed on Exhibit A attached hereto (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 aggregate principal amount of the Company’s 6-5/8% Senior Notes due 2013 (the “Senior Exchange Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of outstanding 6-5/8% Senior Notes due 2013 (the “Outstanding Senior Notes”) and $850,000,000 aggregate principal amount of the Company’s 7-1/4% Senior Subordinated Notes due 2015 (the “Senior Subordinated Exchange Notes” and together with the Senior Exchange Notes, the “Exchange Notes”) which are to be offered in exchange for an equivalent aggregate principal amount of outstanding 7-1/4% Senior Subordinated Notes due 2015 (the “Outstanding Senior Subordinated Notes” and together with the Outstanding Senior Notes, the “Outstanding Notes”).

Each of the Outstanding Notes is, and each of the Exchange Notes will be, guaranteed (the “Guarantees”) by the Guarantors. The Outstanding Senior Notes were, and the Senior Exchange Notes will be, issued pursuant to an Indenture, dated as of March 22, 2005 (the “Senior Indenture”), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”). The Outstanding Senior Subordinated Notes were, and the Senior Subordinated Exchange Notes will be, issued pursuant to an Indenture, dated as of March 22, 2005 (the “Senior Subordinated Indenture” and together with the Senior Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee.

In rendering the opinions expressed below, I have examined and relied upon copies of the Registration Statement, the forms of Exchange Notes, the forms of the notations of Guarantee and the Indentures. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this

DaVita Inc.

July 1, 2005

opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination. With respect to any instrument or agreement executed or to be executed by any party other than the Company or the Guarantors, I have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and (ii) such other party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1.	Each of the Guarantors has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation.

2.	Each of the Guarantors has all requisite corporate or other power and authority to execute and deliver each of the Indentures and the notation of Guarantee of such Guarantor on each of the Exchange Notes.

3.	Each of the Indentures has been duly authorized, executed and delivered by each of the Guarantors.

4.	The notation of Guarantee of each of the Guarantors on each of the Exchange Notes have been duly authorized, executed and delivered by each of the Guarantors.

The opinions expressed in this letter are limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. For purposes of the opinions set forth in paragraph 1, I have assumed that the laws of the state of organization of each Guarantor that is not organized under the General Corporation Law of the State of Delaware or the laws of the State of California are the same as the laws of the State of California. The opinions set forth in paragraph 1 as to Guarantors that are not organized under the laws of the State of California or the General Corporation Law of the State of Delaware are also based on my review of good-standing or other similar certificates recently issued by the relevant secretaries of state or other equivalent state authorities. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur. I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I

DaVita Inc.

July 1, 2005

am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Joseph Schohl
Joseph Schohl Vice President, General Counsel and Secretary

Exhibit A

Name
1.	Astro, Hobby, West Mt. Renal Care Limited Partnership
2.	Bay Area Dialysis Partnership
3.	Beverly Hills Dialysis Partnership
4.	Carroll County Dialysis Facility, Inc.
5.	Continental Dialysis Center of Springfield-Fairfax, Inc.
6.	Continental Dialysis Centers, Inc.
7.	DaVita Nephrology Associates of Utah, L.L.C.
8.	DaVita – West, LLC
9.	Dialysis Specialists of Dallas, Inc.
10.	Downriver Centers, Inc.
11.	East End Dialysis Center, Inc.
12.	Eastmont Dialysis Partnership
13.	Elberton Dialysis Facility, Inc.
14.	Flamingo Park Kidney Center, Inc.
15.	Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership
16.	Kidney Care Rx, Inc. (fka Total Renal Support Services, Inc.)
17.	Kidney Care Services, LLC
18.	Lincoln Park Dialysis Services, Inc.
19.	Mason-Dixon Dialysis Facilities, Inc.
20.	Nephrology Medical Associates of Georgia, LLC
21.	Open Access Sonography, Inc.
22.	Orange Dialysis, LLC
23.	Pacific Coast Dialysis Center
24.	PDI Holdings, Inc.
25.	PDI Supply, Inc.
26.	Peninsula Dialysis Center, Inc.
27.	Physicians Dialysis Acquisitions, Inc.
28.	Physicians Dialysis Ventures, Inc.
29.	Physicians Dialysis, Inc.
30.	Renal Treatment Centers – California, Inc.
31.	Renal Treatment Centers – Hawaii, Inc.
32.	Renal Treatment Centers – Illinois, Inc.
33.	Renal Treatment Centers – Mid-Atlantic, Inc.
34.	Renal Treatment Centers – Northeast, Inc.
35.	Renal Treatment Centers – Southeast, LP
36.	Renal Treatment Centers – West, Inc.
37.	Renal Treatment Centers, Inc.
38.	RMS DM, LLC
39.	RTC - Texas Acquisition, Inc.
40.	RTC Holdings, Inc.
41.	RTC TN, Inc.
42.	Sierra Rose Dialysis Center, LLC

43.	Southwest Atlanta Dialysis Centers, LLC
44.	Total Acute Kidney Care, Inc.
45.	Total Renal Care / Eaton Canyon Dialysis Center Partnership
46.	Total Renal Care of Colorado, Inc.
47.	Total Renal Care of Utah, L.L.C.
48.	Total Renal Care Texas Limited Partnership
49.	Total Renal Care, Inc.
50.	Total Renal Care/Peralta Renal Center Partnership
51.	Total Renal Care/Piedmont Dialysis Partnership
52.	Total Renal Laboratories, Inc.
53.	Total Renal Research, Inc.
54.	TRC – Indiana, LLC
55.	TRC of New York, Inc.
56.	TRC West, Inc.
57.	Tri-City Dialysis Center, Inc.